Exhibit 99.2

DISH Network Corporation

Preliminary Estimated Operating Metrics

As of and for the year ended December 31, 2022
(unaudited)
Subscriber Data:
Pay-TV subscribers, as of period end (in millions)	9.750
DISH-TV subscribers, as of period end (in millions)	7.416
SLING TV subscribers, as of period end (in millions)	2.334
Pay-TV subscriber additions (losses), net (in millions)	(0.957)
DISH TV subscriber additions (losses), net (in millions)	(0.805)
SLING TV subscriber additions (losses), net (in millions)	(0.152)
DISH TV subscriber additions, gross (in millions)	0.634
DISH TV churn rate	1.54%

Wireless subscribers, as of period end (in millions)*	7.983
Wireless subscriber additions, gross (in millions)	3.418
Wireless subscriber additions (losses), net (in millions)**	(0.576)
Wireless churn rate	4.46%

* During the second quarter of 2022, we removed approximately 126,000 subscribers from our ending Wireless subscriber count representing wireless subscribers who did not migrate off the CDMA network prior to the shutdown.  The effect of the removal of the 126,000 subscribers was excluded from the calculation of our net Wireless subscriber additions/losses and Wireless churn rate.  In addition, during the third quarter of 2022, approximately 139,000 Boost Affiliate Subscribers were transferred to us and are included in our ending Wireless subscriber count and excluded from our gross new Wireless subscriber activations.  See further information regarding these adjustments under “Wireless – Retail Wireless” in our Form 10-Q for the quarter ended September 30, 2022.

** Includes Affordable Connectivity Program/Gen Mobile subscribers.

DISH Network also announced that, as of December 31, 2022, it had started construction on over 15,000 5G sites, which, if completed, are capable of providing broadband coverage to over 60% of the U.S. population. Construction starts are continuing at a rate of approximately 1,000 5G sites per month.